Exhibit 10.7

PARTNERSHIP AGREEMENT
OF CAROLINA COCA-COLA BOTTLING PARTNERSHIP

THIS PARTNERSHIP AGREEMENT made and entered into as of the 2nd day of July, 1993, between Carolina Coca-Cola Bottling Investments, Inc., a Delaware corporation (“KO Sub”), Coca-Cola Ventures, Inc., a Delaware corporation (“Ventures”), Coca-Cola Bottling Co. Affiliated, Inc., a Delaware corporation (“Affiliated”), Fayetteville Coca-Cola Bottling Company, a North Carolina corporation (“Fayetteville”), and Palmetto Bottling Company, a South Carolina corporation (“Palmetto”), for the formation of Carolina Coca-Cola Bottling Partnership, a general partnership to be formed under the Uniform Partnership Act of the State of Delaware (the “Partnership”).

W I T N E S S E T H:

WHEREAS, KO Sub is a wholly owned subsidiary of The Coca-Cola Company, a Delaware corporation (“KO”);

WHEREAS, Ventures, Affiliated, Fayetteville and Palmetto are indirect, wholly owned subsidiaries of Coca-Cola Bottling Co. Consolidated (“CCBCC”), a Delaware corporation;

WHEREAS, KO owns certain bottling territories located in Virginia, North Carolina and South Carolina through its wholly owned subsidiary, Carolina Coca-Cola Holding Company (“Carolina Holding”);

WHEREAS, CCBCC operates certain bottling territories located in North Carolina, South Carolina and Georgia owned by it directly or through its wholly owned subsidiary, Sunbelt Coca-Cola Bottling Company, Inc. (“Sunbelt”);

WHEREAS, KO Sub, Affiliated, Fayetteville and Palmetto desire to form a general partnership under the laws of the State of Delaware to engage in the Business (as hereinafter defined) and to engage in such other activities as may be determined from time to time by the parties in accordance with the terms of this Agreement;

WHEREAS, immediately following the formation of the Partnership, Affiliated and Fayetteville will transfer their entire Interest in the Partnership to Ventures, which (by its execution of this Agreement) assumes all of the rights and obligations of Affiliated and Fayetteville under this Agreement;

WHEREAS, Ventures and Palmetto (collectively referred to as “CCBCC Sub”) and KO Sub will thereafter continue as general partners of the Partnership;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, obligations and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.      Definitions.

1.1.     Defined Terms. As utilized in this Agreement, the capitalized terms shall have the meanings set forth in the DAA Agreement. “DAA Agreement” shall mean the Definition and Adjustment Agreement of even date herewith among the Partnership, KO, CCBCC, KO Sub, Ventures, Sunbelt, Coastal, Eastern, Carolina Holding and certain other Affiliates of KO and CCBCC, which provides (among other things) for the adjustment of (i) the initial capital contributions to the Partnership described in Section 7.1 and (ii) the purchase price paid by the Partnership and CCBC Wilmington under the Affiliated Purchase Agreement, the Coastal Purchase Agreement, the Fayetteville Purchase Agreement, the Goldsboro Purchase Agreement, the Palmetto Purchase Agreement and the Wilmington Purchase Agreement.

1.2      Other Terms. The following terms shall have the meanings set forth in the Section of this Agreement indicated below:

Defined Term	Section

Appraised Value	18.3
Buy-Sell Notice	17.2(a)
Capital Account	7.3
CCBCC Portion	20.3(a)
Deadlock	17.1
Defaulting Partner	18.1
Disclosing Party	22.4
Dissolution Banker	20.3(b)
Dissolving Event	20.2
E&Y	13.3
Initial Term	5.1
Initiating Partner	17.2(a)
KO Portion	20.3(a)
Net Loss	9.1
Net Profit	9.1
Non-Defaulting Partner	18.2
Notice of Partners Deadlock	17.1
Notice of Final Deadlock	17.1
Option Exercise Notice	18.2
Proposed Value	17.2(a)
PW	18.3
Receiving Party	22.3
Sale Notice	16.2
Selling Notice	16.2
Selling Partner	16.2
Tax Matters Partner	13.2
Terminating Notice	5.1

Terminating Partner	5.1
Termination Notice	5.1
Transfer	16.1
Value Opinion	18.3

Section 2.      Formation of Partnership.

The Partners do hereby agree to and do hereby form the Partnership pursuant to the provisions of the Act. Unless otherwise expressly provided in this Agreement, the rights and liabilities of the Partners shall be as provided in the Act. To the extent that the provisions of this Agreement conflict with any provisions of the Act, the provisions of this Agreement shall control, to the extent permitted by law, and the conflicting provisions of the Act shall be deemed waived to the maximum extent permitted by law.

Section 3.      Name and Principal Office.

3.1.     Name. The name of the Partnership shall be “Carolina Coca-Cola Bottling Partnership”. The Partners agree that the right to use such trademark and trade name shall be subject to the terms of the Bottling Agreements with KO to which the Partnership is a party.

3.2.     Principal Office. The principal office of the Partnership shall be located at 1900 Rexford Road, Charlotte, North Carolina 28211, or at such other place as may be designated from time to time by the Executive Committee.

3.3.     Title to Property. Title to all Partnership property shall be held in the name of the Partnership rather than in the names of the Partners.

Section 4.      Business of Partnership.

4.1.     Business. The business of the Partnership shall consist of (i) engaging in the Business in the Territory, and (ii) engaging in such other business activities as shall be authorized by the Executive Committee.

4.2.     Competition. Any Partner, and any shareholder, officer, director, employee or Affiliate of any Partner, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not such ventures are competitive with the Partnership or otherwise, and neither the Partnership nor a Partner nor any shareholder, officer, director, employee or Affiliate of such Partner shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom. The Partners acknowledge and agree that no Partner shall be in violation of its obligations hereunder or in breach of any fiduciary duty to the Partnership if such Partner fails to present any business opportunity to the Partnership or fails or refuses to approve any business venture of the Partnership so that such Partner may pursue such business venture independently of the Partnership. Nothing in this Section 4.2 shall be construed to amend or affect any rights or obligations of CCBCC or its Affiliates and KO or its Affiliates, as the case may be, under any agreements between them whether currently in effect or hereafter executed.

Section 5.      Term of Partnership.

The term of the Partnership shall begin as of the date hereof and shall continue until the twenty-fifth anniversary of this Agreement (the “Initial Term”), unless earlier. terminated as provided in Section 20. No later than one year prior to the expiration of the Initial Term, any Partner (the “Terminating Partner”) may notify the other Partners in writing that it desires to terminate the Partnership as of the expiration of the Initial Term (the “Termination Notice”). If none of the Partners delivers a Termination Notice within the applicable period, the term of the Partnership shall continue thereafter for successive additional two-year terms which will renew automatically until any Partner gives a Termination Notice at least one year prior to the expiration of a term. If a Termination Notice is delivered, the Partnership shall be liquidated and its affairs shall be wound up pursuant to Section 20.

Section 6.      Partnership Interests. Notwithstanding any adjustment in the Partners’ Capital Account balances, each partner’s Interest in the Partnership shall be as follows:

KO Sub	50.00%
Affiliated	10.26%
Fayetteville	13.09%
Palmetto	26.65%

Upon the transfer of the Interests held by Affiliated and Fayetteville to Ventures, Ventures’ Interest will be 23.35%.

Section 7.      Capital.

7.1.     Initial Capital Contributions.

(a)       Simultaneously with the execution of this Agreement, KO Sub has contributed to the capital of the Partnership a promissory note in the amount of SEVENTY MILLION DOLLARS ($70,000,000).

(b)       Simultaneously with the execution of this Agreement:

(i)        Palmetto has contributed to the capital of the Partnership (A) a promissory note in the amount of TWENTY-ONE MILLION SEVEN HUNDRED FORTY-FIVE THOUSAND EIGHT HUNDRED

EIGHTY-FIVE DOLLARS ($21,745,885), and (B) the Palmetto Contributed Assets set forth on Schedule 7.1(b)-1 hereto;

(ii)       Affiliated has contributed to the capital of the Partnership the Affiliated Contributed Assets set forth on Schedule 7.1(b)-2 hereto; and

(iii)     Fayetteville has contributed to the capital of the Partnership the Fayetteville Contributed Assets set forth on Schedule 7.1(b)-3 hereto.

The Partners agree that the net value of the CCBCC Contributed Assets is $48,254,115, subject to adjustment as provided in the DAA Agreement.

(c)       Affiliated, Fayetteville and Palmetto have executed and delivered to the Partnership instruments of transfer, reasonably satisfactory in form and substance to KO and its counsel, in order to vest in the Partnership as of the date hereof good and valid title to the CCBCC Contributed Assets. From time to time after the date hereof, Affiliated, Fayetteville and Palmetto shall promptly execute and deliver, or cause to be executed and delivered, to the Partnership such other instruments of transfer, powers of attorney and other documents, as may be requested by and in form and substance reasonably satisfactory to the Partnership, KO and their respective counsel, in order to more effectively vest in the Partnership title to and possession of the CCBCC Contributed Assets in accordance with this Agreement.

(d)       The Partnership shall be responsible for all sales and transfer taxes resulting from the transfer of the CCBCC Contributed Assets.

7.2.     Additional Capital Contributions.

(a)       Following the final determination of the value of the CCBCC Contributed Assets pursuant to the DAA Agreement, CCBCC Sub shall make any additional capital contribution in cash as is required by the provisions of the DAA Agreement.

(b)       Each Partner will be obligated to contribute additional cash or other property to the capital of the Partnership at such times and in such increments as shall be determined by the Executive Committee.

7.3.     Capital Accounts. A separate “Capital Account” shall be maintained for each Partner, and the amount of such Capital Account, as of any particular date, shall be the sum of the following amounts:

(a)      The cumulative amount of cash that has been contributed to the capital of the Partnership by such Partner as of such date; plus

(b)       The agreed upon net value (as of the date of contribution) of any property (other than cash) that has been contributed to the capital of the Partnership by such Partner as of such date; plus

(c)       The cumulative amount of the Partnership’s Net Profit that has been allocated to such Partner pursuant to Section 9.2 hereof, minus

(d)       The cumulative amount of the Partnership’s Net Loss that has been allocated to such Partner pursuant to Section 9.2 hereof, and minus

(e)       The cumulative amount of cash and the net fair market value (as of the date of distribution) of any property (other than cash) that has been distributed to such Partner by the Partnership, except as provided in Section 20 hereof.

The foregoing provisions and other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

7.4.     Interest on and Return of Capital. No Partner shall be entitled to any interest on its Capital Account. Except as otherwise provided in Sections 10.1, 20.3 and 20.4 hereof, no Partner shall have the right to demand a return of all or any part of its initial or subsequent contributions to the capital of the Partnership.

Section 8.      Other Transactions.

8.1.     Bottler Transfers.   (a) Simultaneously with the execution of this Agreement, KO has caused (i) the sale to the Partnership of the Coastal Assets and the Goldsboro Assets and (ii) the sale to CCBC Wilmington of 100% of the stock of the Wilmington Group Bottlers. Such sales have been consummated pursuant to the terms of the Coastal Purchase Agreement, the Goldsboro Purchase Agreement and the Wilmington Purchase Agreement.

(b)       Simultaneously with the execution of this Agreement, CCBCC and certain of its Affiliates have caused the sale to the Partnership of the CCBCC Purchased Assets. Such sales have been consummated pursuant to the terms of the Affiliated Purchase Agreement, the Fayetteville Purchase Agreement and the Palmetto Purchase Agreement. .

(c)       Simultaneously with the execution of this Agreement, the Partnership has executed a reimbursement agreement with CCBCC for the reimbursement to CCBCC for the payment of certain retiree medical and life expenses to former employees of CCBCC and its Affiliates.

(d)       Simultaneously with the execution hereof, Sunbelt has entered into an Employee Assignment and Assumption Agreement with each of Coastal and Goldsboro pursuant to which Sunbelt will employ certain employees of Coastal and Goldsboro and will assume responsibility for payment of certain employment-related liabilities of Coastal and Goldsboro as provided therein.

8.2.     Management Agreement. Simultaneously with the execution of this Agreement, CCBCC, the Partnership and other parties have entered into the Management Agreement.

8.3.     Bank Financing. The Partners and the Partnership will each use its best efforts to cause bank financing for the Partnership in the amount of at least $215,000,000 to be completed as promptly as practicable following the execution of this Agreement.

8.4.     Insurance. Simultaneously with the execution of this Agreement, KO Sub and CCBCC Sub have provided for the Partnership to be insured as provided in the Management Agreement.

Section 9.      Allocations of Net Profit and Net Loss.

9.1.     Definition of Net Profit and Net Loss. For purposes of this Agreement, the Partnership’s “Net Profit” or “Net Loss”, as the case may be, for each fiscal year shall be an amount equal to the Partnership’s taxable income or loss for such fiscal year as determined under Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), except that such Net Profit or Net Loss shall be computed as if items of tax-exempt income and nondeductible, non-capital expenditures (under Sections 705(a)(1)(B) and 705(a)(2)(B) of the Code) realized and incurred by the Partnership during such fiscal year were included in the computation of taxable income or loss.

9.2.     Allocation of Net Profit and Net Loss. The Partnership’s Net Profit or Net Loss, as the case may be, for any fiscal year of the Partnership shall be allocated among the Partners in proportion to their respective Interests.

9.3.     Tax Allocations. In accordance with Section 704(c) of the Code any gain with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners in a manner which takes into account all of the difference between the adjusted basis and the fair market value (as determined pursuant to the DAA Agreement) of such contributed property at the time of contribution. In the case of any real property or bottling contracts that are contributed to the Partnership with an adjusted tax basis that is less than the agreed fair market value of such property, tax depreciation and amortization must be allocated under the “Traditional Method” in accordance with the principles of Proposed Regulation 1.704-3(b). Upon a sale or disposition of such contributed property an allocation of all of the tax gain recognized by the Partnership shall be specially allocated to the contributing Partner to the extent of the difference between the property’s date of contribution adjusted tax basis and date of contribution fair market value that has not previously been taken into account under the previous sentence. Upon the sale or other disposition of Section 1250 or Section 1245 recapture property, recapture generally shall be allocated to the Partners in proportion to the gain, if any, allocated to the Partners. To the extent that gain is specially allocated to a Partner pursuant to this Section 9.3, however, any recapture shall be allocated to such Partner to the extent of such specially allocated gain and any remaining recapture, if any, shall be allocated in proportion to the allocation of the remaining gain. Allocations pursuant to this Section 9.3 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of net profit, net loss, other items or distributions pursuant to any provision of this Partnership Agreement.

Section 10.    Distributions to Partners.

10.1    Cash Flow.   The cash flow of the Partnership shall be distributed to the Partners in proportion to their Interests in the Partnership at such times and in such amounts as the Executive Committee may determine or as provided in the DAA Agreement.

10.2.   Distributions in Kind.       Distributions in kind of the property of the Partnership, in liquidation or otherwise, shall be made only with the approval of the Executive Committee and only at a fair market value established by the Executive Committee. Prior to any such distribution in kind, the difference between such agreed upon fair market value and the book value of such property shall be credited or charged, as appropriate, to the Partners’ Capital Accounts in proportion to their Interests in the Partnership. Upon the distribution of such property, such agreed upon fair market value shall be charged to the Capital Account of the Partner or Partners receiving such distribution.

Section 11.    Management of Partnership.

11.1    Executive Committee.

(a)       The Partnership shall be managed by the Executive Committee in accordance with this Agreement. The Executive Committee shall supervise the Partnership on behalf of the Partners as provided herein.

(b)       The Executive Committee shall consist of four members, with two members being appointed by each of CCBCC Sub and KO Sub, and reasonably acceptable to the other party. The Partners agree to appoint to the Executive Committee individuals who are professionally qualified, knowledgeable and experienced in the soft drink business. Each of CCBCC Sub and KO Sub may also appoint an unlimited number of alternate members of the Executive Committee. Any alternate member appointed by a Partner may attend any meeting of the Executive Committee in the place of any member of the Executive Committee appointed by such Partner, and such alternate member shall for all purposes (including quorum and voting requirements) be treated as a member of the Executive Committee with respect to such meeting.

(c)       Each of CCBCC Sub and KO Sub may remove any member of the Executive Committee which it has so appointed and may appoint at any time a successor thereto. In the event a member resigns, is removed or becomes unable to serve, the Partner which appointed such member shall within 15 days appoint a successor member of the Executive Committee. Each of CCBCC Sub and KO Sub shall appoint a Co-Chairman of the Executive Committee from among the members appointed by it. If any subcommittees of the Executive Committee are established, each of CCBCC Sub and KO Sub shall have an equal representation among the members of such subcommittees.

(d)       Actions requiring prior approval of the Executive Committee are as listed on Exhibit 11.1(d).

(e)       Notwithstanding the approval requirements set forth on Exhibit 11.1(d) or any other provisions of this Agreement, the representatives of each Partner on the Executive Committee shall have the full and complete authority to act for and on behalf of the Partnership and the Subsidiaries with respect to any claims made by the Partnership or its Subsidiaries against the other Partner or its Affiliates or any claims made by the other Partner or its Affiliates against the Partnership or any Subsidiary, including, without limitation, any claims by or against KO with respect to the Bottling Agreements and any claims by or against CCBCC with respect to the Management Agreement. Such authority shall include, without limitation, the right to initiate, prosecute and defend any legal proceeding and to authorize the expenditure of funds of the Partnership for attorneys fees and other expenses relating to any such claim.

(f)       Notwithstanding anything herein to the contrary, in the event the General Manager, any Partner or any employee of the Partnership receives any notice of any investigation or proceeding by any Governmental Entity affecting or in connection with the formation or conduct of the Partnership, such person shall promptly notify each of the Partners in the manner provided herein to permit the Partners to take such steps as may, under the circumstances, be appropriate.

11.2.   Meetings of the Executive Committee.

(a)       Regular meetings of the Executive Committee shall be held at such times and places as the Executive Committee shall designate, provided that the Executive Committee shall meet not less than four times a year and no more than five months shall elapse between meetings unless otherwise mutually agreed by the Partners, and provided further that the Executive Committee shall hold a meeting in the first half of December each year for the approval of the Annual Business Plan for the next year. Meetings shall be convened by either of the Co-Chairmen, one of whom, on an alternating basis, shall preside (or appoint an alternate member to preside in his stead) at all meetings of the Executive Committee whether in person, by telephone or video conference. Special meetings of the Executive Committee shall be convened by either of the Co-Chairmen at any reasonable time and place at the request of any member upon not less than five days’ notice to be given by telefax to each member. Each member shall be informed by telefax not less than five days in advance of any meeting of the agenda of matters to be presented to the meeting. Emergency meetings may be held without notice with the agreement of both Co-Chairmen or all Partners. Members may be accompanied at meetings of the Executive Committee or any other subcommittee meeting by any one or more advisors as they shall select and members of the Finance Committee may be invited to the meetings of the Executive Committee by any member of the Executive Committee. The members of the Executive Committee shall designate a member or some other person to act as secretary and take minutes at each meeting of the Executive Committee.

(b)       A quorum for any meeting of the Executive Committee shall be all of the members of the Executive Committee. For purposes of this Agreement, “presence” shall mean physical presence, participation by telephone or video conference or the like presence of an alternate designated by any member in writing. Any member of the Executive Committee may represent and vote on behalf of any other member at any meeting by written proxy signed with respect to that particular meeting and any such member represented by proxy shall be included in determining the presence of a quorum.

(c)       All decisions of the Executive Committee shall be taken by unanimous vote of all members of the Executive Committee. Any action which can be taken by the Executive Committee in a duly called meeting may also be taken by a written consent executed by all of the members of the Executive Committee.

(d)       Meetings of the Executive Committee or any subcommittee may be held by conference telephone or any similar communications equipment by means of which all persons participating in the meeting can hear each other.

(e)       The members of the Executive Committee will receive no compensation, but will be reimbursed for their reasonable out-of-pocket expenses in attending meetings of the Executive Committee.

11.3.   Finance Committee.

(a)       The Executive Committee shall establish a Finance Committee, which shall consist of two members, and may delegate to the Finance Committee such functions of the Executive Committee as may be agreed to by all the members of the Executive Committee. KO Sub and CCBCC Sub shall each appoint one member of the Finance Committee, who shall not be a member of the Executive Committee, and each Partner’s appointment shall be reasonably acceptable to the other.

(b)       All of the members of the Finance Committee shall be present for a quorum to exist. Members of the Finance Committee may not appoint an alternate member or grant any proxy to act for such member, but an alternate member may be appointed for any member by the Partner who has appointed such member. The provisions of Sections 11.2(c), (d) and (e) hereof shall apply to the Finance Committee. The Finance Committee shall meet as needed and all actions taken by the Finance Committee shall be recorded in written communications to all members of the Executive Committee. The Executive Committee shall ratify the actions of the Finance Committee at its next scheduled meeting, based on a report from the Finance Committee.

11.4.   Operational Management. The Executive Committee may appoint an individual to serve as General Manager. The General Manager shall have such authority as may be designated by the Executive Committee, subject to the terms of this Agreement and the requirement that the Executive Committee approve those items listed on Exhibit 11.1(d).

11.5.   Annual Business Plan.

(a)       Attached hereto as Exhibit 11.5(a) is the Partnership’s Annual Business Plan for the Partnership’s first fiscal year ending January 2, 1994. Not later than sixty (60) days before the end of each fiscal year of the Partnership, CCBCC Sub or the Manager under the Management Agreement shall prepare and recommend to the Finance Committee a draft Annual Business Plan for the next succeeding fiscal year. The Finance Committee shall review such projections and make such modifications as it deems necessary and present it to the Executive Committee on or before its December meeting immediately preceding the fiscal year that is the subject of the Annual Business Plan. The Executive Committee shall thereafter hold a meeting for the purpose of considering and adopting the Annual Business Plan. The Partners will review each proposed Annual Business Plan in a reasonable and expeditious manner. If the Executive Committee is unable to agree on an Annual Business Plan for any fiscal year, then, pending such agreement, the approved budget for that year shall be based on (i) amounts submitted to the Finance Committee (as may be modified by the Finance Committee) with respect to items that are not in dispute plus (ii) 100% of the prior year’s budget as set forth in the prior year’s Annual Business Plan with respect to items that are in dispute plus (iii) recurring items otherwise approved during the prior year at such prior year’s cost.

(b)       Unless otherwise specifically authorized by the Executive Committee or the Finance Committee, the officers of CCBCC Sub and the Manager shall be authorized to conduct the operations and business of the Partnership, and to pay the expenses thereof out of Partnership funds, only in accordance with the approved Annual Business Plan for the then-current fiscal year.

11.6.   Interested Partners. No contract or business venture involving the Partnership shall be void or voidable because a Partner or any Affiliate of such Partner has a financial interest in such contract or business venture, nor shall any such financial interest prevent such Partner or the member of the Executive Committee appointed by such Partner from participating in the deliberations of the Partnership concerning such contract or business venture or from casting a vote with respect to such contract or business venture; provided that prior to participating in such deliberations or casting such vote, such Partner or the member of the Executive Committee appointed by such Partner discloses to the other Partners or the Executive Committee all material facts relating to the interest of such Partner in such contract or business venture. Such member of the Executive Committee may appoint an alternate member of the Executive Committee to cast any vote. The member of the Executive Committee appointed by any such interested Partner may be counted in determining the presence of a quorum at any meeting of the Executive Committee.

Section 12.    Banking.

Unless otherwise approved by the Executive Committee or as reflected in the Management Agreement, the funds of the Partnership may be kept in a separate account or accounts in the name of the Partnership in such bank or banks as may be designated by the Executive Committee. All withdrawals from such an account shall be made on such signature or signatures as shall be designated by the Executive Committee. The Partnership may also enter into such agreements with the Manager as may be required for the cash management of the Partnership.

Section 13.    Accounting.

13.1.   Books of Account. The Partnership books of account shall be maintained at the principal office of the Partnership or such location and by such person or persons as may be designated by the Executive Committee. The Partnership books of account shall be maintained on a fiscal year basis and shall be kept in accordance with such method of accounting as may be adopted by the Executive Committee.

13.2.   Tax Matters Partner. CCBCC Sub shall act as the “Tax Matters Partner” for the Partnership. The Tax Matters Partner shall be authorized to act on behalf of the Partnership in administrative or judicial proceedings relating to the determination of Partner items of income, deduction and credit for tax purposes. The Tax Matters Partner may enter into and execute on behalf of all Partners an agreement with the Internal Revenue Service extending the time periods relating to submitting administrative adjustment requests for the Partnership and, with the approval of the Executive Committee, extending the statute of limitations for making an assessment of federal income taxes. Any such agreements will be binding on all Partners. The Tax Matters Partner may not enter into any agreement with the Internal Revenue Service which affects the amount, deductibility or credit of any Partnership tax item without the prior approval of the Executive Committee. In the event of an audit of the Partnership’s income tax returns, the Tax Matters Partner will provide all Partners with the information required by law relating to the administrative or judicial proceedings for the adjustment of Partnership tax items.

13.3.   Annual Audit.

(a)       On or prior to March 15 of each year, representatives of the Manager shall complete such reviews as they deem necessary with respect to the Partnership’s accounts for the prior fiscal year and will deliver the financial statements for such year to KO Sub and Ernst & Young or such other accounting firm as may be selected by KO (“E&Y”). E&Y shall have the right to review all internal work papers, including having access to all Persons who participated in such account reviews and their respective work papers. If KO Sub and CCBCC Sub do not agree on any item(s) in such financial statements which exceed $5,000 in the aggregate, the item(s) in dispute shall be submitted to an accounting firm jointly designated by Price Waterhouse & Co. or such other accounting firm as may be selected by CCBCC Sub (“PW”) and E&Y, the determination of which shall be final and binding on the Partners. The costs and expenses of E&Y and PW shall be borne by the Partnership.

(b)       The external audit of the Partnership’s financial statements shall be performed each year by a “Big Six” accounting firm selected by CCBCC Sub subject to the reasonable approval of KO Sub. In the event of a reasonable rejection of CCBCC Sub’s selection by KO Sub, the Partners will negotiate in good faith to select a mutually acceptable external auditor. If the Partners are unable to agree, then the Executive Committee will solicit at least two bids for such services from jointly-selected “Big Six” accounting firms. The Partnership shall contract with the accounting firm offering the lowest bid for such services, or as may be otherwise agreed by the Executive Committee.

13.4.   Financial Statements. The Manager of the Partnership shall cause to be prepared and shall provide to the Partners the following written reports:

(a)       Monthly Reports. As soon as practicable following the end of each of the first three (3) months of the term of this Agreement (but in no event more than 60 days following each such month-end), and thereafter within twenty-five (25) days after the end of each of the first eleven (11) months of each fiscal year, and within forty-five (45) days after the end of the twelfth month of each fiscal year, unaudited financial statements for the Partnership, including profit and loss statements and balance sheets, which clearly summarize the activities and financial position of the Partnership for the month then ended and the current fiscal year to date.

(b)       Audit Report. Within ninety (90) days after the end of each fiscal year, audited financial statements of the Partnership, including a balance sheet of the Partnership as at the end of such fiscal year and a statement of income and retained earnings and a statement of cash flow for the Partnership for such year, setting forth in each case in comparative form such items as at the end of and for the previous fiscal year, together with all necessary footnotes and the opinion of the independent certified public accountants for the Partnership.

(c)       Tax Returns. Within one hundred fifty (150) days after the end of each fiscal year, all necessary financial and other data required by each Partner for inclusion in or preparation of its tax returns.

13.5.   Inspection. Each Partner shall have the right, at its own expense, to examine and inspect, at any reasonable time, any books, records, properties or operations of the Partnership and to make copies or extracts of such books and records (including, without limitation, records relating to insurance losses).

13.6.   Fiscal Year. The first fiscal year of the Partnership shall commence on the date hereof and end on January 2, 1994. Thereafter, the fiscal year of the Partnership shall be consistent with CCBCC Sub’s fiscal year end.

Section 14.    Reimbursement of Partners’ Expenses.

14.1.   Expenses of Partners. Each Partner shall bear its respective legal, accounting and other expenses incurred in connection with the formation of the Partnership and the other transactions contemplated by this Agreement; provided, however, that the parties agree that the DAA Agreement shall provide that the aggregate purchase price paid by the Partnership under the Coastal Purchase Agreement, the Goldsboro Purchase Agreement and the Wilmington Purchase Agreement shall be increased by the amount of any such expenses incurred by KO or its Affiliates.

14.2.   Expenses to Be Paid by the Partnership. The Partnership shall pay, and shall reimburse the Partners and their Affiliates for, (a) all expenses which are authorized in the Annual Business Plan for the then-current fiscal year or which are approved by the Executive Committee and (b) all expenses of any kind incurred by any Partner or its Affiliates in connection with the transactions described in Section 8.3 of this Agreement (except for any expenses of KO which are included in the Purchase Expenses).

14.3.   Expenses To Be Paid By the Partners. The Partners and their Affiliates shall not receive any reimbursement from the Partnership for any expenses incurred by them which are not authorized in the Annual Business Plan for such fiscal year or which are not otherwise approved by the Executive Committee or the Finance Committee.

Section 15.    Withdrawal from Partnership.

Each of the Partners covenants and agrees that it will not voluntarily withdraw from the Partnership and will carry out its duties and responsibilities hereunder until the Partnership is terminated, liquidated and dissolved pursuant to Section 20 hereof or unless such Partner’s Interest is completely disposed of in compliance with the provisions of any of Sections 16 through 19 hereof.

Section 16.    Transfer of Interests.

16.1.   Limitation on Transfers. (a) Each of the Partners agrees that it shall not sell, dispose of, or otherwise transfer or encumber any of its Interests in the Partnership (hereinafter referred to as a “Transfer”) at any time, except as provided for in Sections 16 through 19 of or elsewhere in this Agreement. The Partners shall cause the Partnership not to recognize as a party to this Agreement any transferee of any Partner’s Interest which was transferred other than in compliance with the terms and restrictions of this Agreement, and, unless there has been such compliance, any transferee of such Interest shall have no rights whatsoever under this Agreement or in the Partnership. Notwithstanding the foregoing, at any time after December 31, 1996, either Partner may request a good faith negotiation to buy from or sell to the other party all of its Interest. Each Partner shall be at all times precluded from Transferring less than its entire Interest without the express written consent of the other Partner.

(b)       The Interests of Ventures and Palmetto shall be treated as owned by a single Partner for the purposes of Sections 16, 17, 18 and 19 of this Agreement such that no Transfer of the Interest of Ventures or Palmetto may occur without the simultaneous Transfer to the same transferee of the entire Interest owned by the other. Any reference to a “Partner” in such

Sections shall be deemed to refer to KO Sub, on the one hand, and Ventures and Palmetto collectively, on the other hand.

16.2.   Right of First Refusal.

(a)       If at any time after June 30, 1996, a Partner receives a bona fide offer from a Third Party to purchase all (but not less than all) of its Interest and is desirous of accepting such offer, such Partner (the “Selling Partner”) shall notify the other Partner of the terms of the offer in writing (hereinafter referred to as a “Sale Notice”). The Sale Notice shall specify the name and address of the Third Party, and all of the terms and conditions of said bona fide offer, and the Sale Notice shall be accompanied by a true and complete copy of any offer letter, agreement and/or any other written information relating to the proposed transfer. In the event that the proposed transfer contemplates any consideration other than cash, then the Selling Partner shall state in the Sale Notice its good faith belief as to the fair market value of the consideration. No such Sale Notice shall be withdrawn (unless such Third Party shall revoke its offer) except with the approval of the Executive Committee.

(b)       The Partner receiving the Sale Notice shall have an option for one hundred twenty (120) days from receipt of the Sale Notice to agree to purchase from the Selling Party the Interest proposed to be transferred at the same price (whether in cash or the same non-cash consideration as is offered by the Third Party) and upon the same terms and subject to the conditions contained in the Sale Notice; provided, however, that if the specified consideration is not cash and the Partner receiving the Sale Notice does not agree with the Selling Partner’s good faith determination of the fair market value of the consideration, then the Partner receiving the Sale Notice shall require that the fair market value of such non-cash consideration (and the resultant purchase price for the offered Interest) be determined by a mutually agreed upon appraisal firm. In the event an appraisal firm is retained to determine the purchase price for the offered Interest, the Partner receiving the Sale Notice shall have thirty (30) days after the date the opinion of the appraisal firm regarding the value of the Interests is delivered to such Partner to provide the Selling Partner with its written acceptance of such offer, but in no event earlier than 120 days following receipt of the Sale Notice. The costs and expenses of such appraisal firm shall be borne by the Partnership.

(c)       The Partner receiving the Sale Notice may exercise the purchase option provided herein by giving written notice to the Selling Partner specifying the date and the location for the closing of the purchase of such Interests. The notice shall be delivered to the Selling Partner at least ten (10) days prior to such closing date. The closing of such sale shall occur as provided in Section 19.3.

(d)       In the event the Partner receiving the Sale Notice fails to exercise its option to purchase the Interest, then the Third Party shall have the right for a period of ten (10) days after the expiration of the thirty (30) day option period described in Section 16.2(b) to purchase such Interest from the Selling Partner at the price and upon the terms and conditions contained in the Sale Notice. If the Third Party fails to purchase the Interest within said ten (10) day period, the Interest shall again become subject to the restrictions of this Section 16.

(e)       Any Partner which transfers its Interest to any Third Party shall include, as part of the transfer agreement, provisions which require the transferee to accept and agree to be bound by the provisions of this Agreement as if it were a signatory hereof.

16.3.   Transfers to Wholly Owned Subsidiaries. Notwithstanding the foregoing provisions, KO Sub shall have the unconditional right to assign and transfer all of its Interest to KO or any direct or indirect wholly owned subsidiary of KO, and CCBCC Sub shall have the unconditional right to assign and transfer all of its Interest to CCBCC or any direct or indirect wholly owned subsidiary of CCBCC. Any Partner which transfers any of its Interest pursuant to this Section 16.3 shall include, as part of the transfer agreement, provisions which require the transferee to accept and agree to be bound by the provisions of this Agreement as if it were a signatory hereof. In addition, upon any such transfer, the transferee shall covenant and agree for the benefit of each of the Partners to reconvey such Interest to its transferor in the event such transferee ceases to be a direct or indirect wholly owned subsidiary of KO or CCBCC, as the case may be. A transfer permitted by this Section 16.3 shall not be subject to the restrictions imposed by Sections 16.1 and 16.2 hereof.

16.4.   Pledge of Interests. Notwithstanding Section 16.1(a), a Partner may pledge its Interest to a financial institution to secure loans made to such Partner or its Affiliates so long as the financial institution agrees in writing that such Interest is subject to the terms and conditions of this Agreement, including without limitation, the right of the other Partner to purchase such Interest pursuant to Section 18.2 upon any transfer of ownership of the Interest to the financial institution or a Third party.

Section 17.    Deadlock and Buy/Sell.

17.1.   Deadlock.

(a)       At any time following a Change of Control or a Harrison Change in Control, in the event any material decision cannot be taken because of the inability of the Executive Committee to reach unanimous agreement on such decision at two consecutive meetings of the Executive Committee (a “Deadlock”), either Partner may decide that additional time for discussions between the members of the Executive Committee will not solve the Deadlock and may thereupon declare a continuing Deadlock by giving written notice to the other Partner (“Notice of Partners’ Deadlock”). Within 30 days after receipt of the Notice of Partners’ Deadlock, the Chief Executive Officer of KO and the Chief Executive Officer of CCBCC (or such other designees as the parties shall mutually agree on) shall meet in such place as they mutually agree in a good faith effort to reach an accord which will end the Deadlock. If these executive officers are unable to mutually resolve the Deadlock, either Partner may, in good faith, declare by written notice to the other Partner that a final Deadlock exists and that more time and discussion would not likely result in a mutual resolution of the Deadlock (“Notice of Final Deadlock”).

17.2.   Buy-Sell.

(a)       At any time following a Notice of Final Deadlock with respect to a decision which has not been made by the Partners at such time, either Partner (the “Initiating Partner”) may notify the other Partner that the Initiating Partner is exercising the buy-sell rights hereunder. Such notice (the “Buy-Sell Notice”) shall include the Initiating Partner’s determination of the value of all of the Interests in the Partnership (the “Proposed Value”).

(b)       The Partner receiving the Buy-Sell Notice must elect within 30 days following its receipt of the Buy-Sell Notice to either purchase the Interest of the Initiating Partner or to sell its Interest to the Initiating Partner. If the Partner receiving the Buy-Sell Notice fails to make the election within such 30-day period, such Partner shall be deemed to have elected to sell its Interest to the Initiating Partner. Any such election (or deemed election) shall create a binding agreement between the Partners to transfer the Interest to be sold at a purchase price equal to the Proposed Value multiplied by the percentage interest in the Partnership represented by the Interest to be sold, provided that if the provisions of this Section 17 are applicable solely because of a Harrison Change in Control, then the purchase price for such Interest shall not be less than the Minimum Purchase Price. The closing of the sale shall occur as provided in Section 19.3.

Section 18.    Sale Upon Default.

18.1.   Defaulting Partner. For purposes of this Section 18, a Partner shall be deemed to be a “Defaulting Partner” if:

(a)       such Partner breaches any material term or condition of this Agreement and fails to cure such breach within 30 days after it has received written notice thereof from the non-breaching Partner, provided that any breach by CCBCC Sub of the representations and warranties in Section 21 hereof shall not result in CCBCC Sub being a Defaulting Partner;

(b)       such Partner admits in writing its inability to pay its debts, makes a general assignment for the benefit of creditors, is adjudicated bankrupt or insolvent or consents to the institution of such a proceeding, seeks reorganization or relief of any kind under any law relating to the relief of debtors or consents to such a proceeding, or is subject to a court decree or order which remains in effect for at least 60 days, relating to its bankruptcy, insolvency or relief of debt in any manner;

(c)       such Partner voluntarily Transfers its Interest except as permitted in this Agreement;

(d)       such Partner is liquidated or dissolved;

(e)       in the case of CCBCC Sub, a Change of Control or a Harrison Change in Control has occurred; or

(f)       in the case of KO Sub, KO Sub ceases to be a wholly owned subsidiary of KO without the consent of CCBCC.

The occurrence of a Defaulting Event with respect to Ventures or Palmetto shall be deemed a Defaulting Event by both Partners.

18.2.   Option to Buy Out Defaulting Partner.

(a)       In the event that a Partner becomes a Defaulting Partner, the other Partner or its designee (the “Non-Defaulting Partner”) shall have the option to purchase the Defaulting Partner’s Interest. In order to determine the option price the Partners shall promptly cause the Appraised Value of the Defaulting Partner’s Interest to be determined in accordance with Section 18.3. If the Non-Defaulting Partner elects to exercise its option to purchase the Defaulting Partner’s Interest, the Non-Defaulting Partner shall deliver written notice of such exercise (the “Option Exercise Notice”) to the Defaulting Partner within 30 days following receipt of the Value Opinion in accordance with Section 18.3. Such Option Exercise Notice shall set forth the date and location of the closing of the purchase of the Defaulting Partner’s Interest (which closing shall occur not later than 30 days following receipt of the Option Exercise Notice).

(b)       The purchase price for the Defaulting Partner’s Interest shall be an amount equal to the Appraised Value of such Partnership Interest, provided that if the provisions of this Section 18 are applicable solely because of a Harrison Change in Control, then the purchase price for such Interest shall not be less than the Minimum Purchase Price. The closing of such sale shall occur as provided in Section 19.3.

(c)       If the Non-Defaulting Partner elects not to exercise its right to purchase the Defaulting Partner’s Interest pursuant to this Section 18.2, the Non-Defaulting Partner may elect either to cause the Partnership to be liquidated and dissolved in accordance with Section 20 or take no action whatsoever.

(d)       The provisions of this Section 18 shall not relieve a Defaulting Partner of any obligation to indemnify the Partnership or the Non-Defaulting Partner for any damages suffered as a result of the failure of the Defaulting Partner to comply with the provisions of this Agreement, and the purchase option provided for hereunder shall not be in lieu of any other right or remedy which the Partnership or the Non-Defaulting Partner may have against the Defaulting Partner at law or in equity.

18.3.   Appraised Value. For purposes of this Agreement, the “Appraised Value” of a Partner’s Interest shall mean the product of (a) the amount in U.S. dollars that the Partners would receive upon a sale of all of the outstanding Interests of the Partnership in an arm’s length transaction between a willing buyer and willing seller, as of the month-end next following the date of giving of the notice under any provision hereof which caused the Appraised Value to be determined times (b) the percentage Interest in the Partnership as to which the Appraised Value is to be determined. Appraised Value shall be mutually agreed upon by the Partners or, if the Partners are unable to agree within 30 days, determined by an investment banking firm of national standing jointly selected by the Partners. If the Partners are unable to mutually agree on an investment banking firm, they shall each choose an investment banking firm and those two firms shall, in good faith, select a third investment banking firm. The investment banking firm so selected shall prepare an appraisal setting forth its determination of the Appraised Value, which determination shall be final and binding on the Partners. The cost of such investment banking firm(s) shall be borne by the Partnership. If the circumstances described in Section 16, 17 or 18 occur, the selling Partner must cooperate fully in selecting investment bankers and shall cooperate fully in their determination of the Appraised Value. If a selling Partner fails to select an investment banker or fails to cooperate with such banker as described herein, in either case, within ten days of receipt of a notice specifying such failure to cooperate from the other Partner, the other Partner shall, in good faith, cooperate with the investment banker already retained under the terms of this provision or, if not yet retained, select an investment banking firm of its sole discretion, to make a determination of Appraised Value, which determination shall be final and binding on the selling Partner. The Partner(s) shall instruct the investment banking firm so retained to deliver its written opinion as to the Appraised Value to the Partners within 30 days following the selection of such banker. In determining Appraised

Value, no discounts for lack of control or lack of marketability shall be applied. The Appraised Value as mutually agreed upon by the Partners or as set forth in the written opinion of the investment banker is referred to herein as the “Value Opinion.”

Section 19.    Other Purchase Rights.

19.1.   Purchase by CCBCC Sub. CCBCC Sub will use its best efforts, subject to the interests of the shareholders of CCBCC, to purchase the entire Interest of KO Sub in the Partnership for the fair market value thereof during the period between the sixth and eighth anniversaries of the date hereof. This Section 19.1 is subject to (a) the ability of CCBCC Sub to obtain financing for the purchase of KO Sub’s Interest on terms that are not materially less favorable than any bank financing then available to CCBCC (b) such transaction will not impair CCBCC’s public debt rating and (c) CCBCC’s reasonable, good faith conclusion that such purchase would provide the shareholders of CCBCC with an acceptable return given the resulting risk.

19.2.   Purchase by KO Sub. If CCBCC Sub fails to purchase KO Sub’s Interest pursuant to Section 19.1 on or prior to the eighth anniversary of the date hereof, KO Sub or its designee will have the option, for a period of one year following the eighth anniversary hereof, to request a good faith negotiation with CCBCC Sub to purchase the entire Interest owned by CCBCC Sub, and CCBCC Sub shall thereafter negotiate in good faith with respect to such purchase. Such option may be exercised by the giving of notice from KO Sub to CCBCC Sub at any time prior to the expiration of such one year period.

19.3.   Closing. The closing of any transfer of Interests pursuant to Sections 16, 17 or 18 or this Section 19 shall occur at the main offices of the Partnership, on a date specified by the purchasing Partner. At the closing, (a) the purchase price for the selling Partner’s Interest shall be paid in immediately available funds and (b) the selling Partner will execute such agreements, instruments and certificates, and shall take all such further actions, as may be reasonably requested by the purchasing Partner in order to consummate the transfer of good title to the selling Partner’s Interests to the purchasing Partner or its designee, free and clear of any security interests, liens, claims or encumbrances whatsoever. The purchasing Partner shall be responsible for any sales or transfer tax resulting from any such transfer.

19.4.   Tolling of Time. The time for any closing of a purchase of an Interest pursuant to Sections 16, 17, 18 and this Section 19 will be appropriately tolled (a) during the pendency of any periods required or necessary to comply with applicable laws, including, without limitation, the waiting periods required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (b) during the pendency of any litigation which in the opinion of the purchasing Partner’s counsel prevents such Partner from exercising its rights under this Agreement.

Section 20.    Term, Termination and Liquidation

20.1.   Term. The term of this Agreement shall commence on the date hereof and, unless earlier terminated pursuant to Section 20.2, shall terminate simultaneously with the liquidation of the Partnership.

20.2.   Dissolving Events.

The Partnership shall be dissolved (and thereupon liquidated) upon the happening of any of the following events (“Dissolving Events”):

(a)       an election of the Executive Committee to terminate the Partnership;

(b)       the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom;

(c)       the end of the Initial Term or any subsequent term following the timely election by a Partner to terminate the Partnership as provided in Section 5; or

(d)       the election by a Non-Defaulting Partner to liquidate and dissolve the Partnership pursuant to Section 18.2(c).

20.3.   Dissolution.

(a)       Upon the occurrence of a Dissolving Event, the Partners shall cause the assets of the Partnership to be distributed to the Partners in equal amounts and shall assume the liabilities of the Partnership (or otherwise cause such liabilities to be satisfied), as may be agreed by the Partners, so that the portion of the Territory originally comprising the Coastal Assets, the Goldsboro Assets and the Wilmington Group Companies (the “KO Portion”) shall be returned to KO Sub and that the portion of the Territory originally comprising the CCBCC Contributed Assets and the CCBCC Purchased Assets (the “CCBCC Portion”) shall be returned to CCBCC Sub. If the Partners cannot agree on the CCBCC Portion and the KO Portion, then the assets and territories comprising the CCBCC Portion and the KO Portion shall be determined by the Dissolution Banker.

(b)       The Partnership shall retain an independent nationally recognized investment banking firm acceptable to the Partners (the “Dissolution Banker”) to value the KO Portion and the CCBCC Portion. If the Partners cannot agree on the Dissolution Banker to value the KO Portion and the CCBCC Portion within 60 days of a Dissolving Event, then either Partner may petition the American Arbitration Association to appoint an arbitrator who shall select a Dissolution Banker to value the CCBCC Portion and the KO Portion.

(c)       Within 120 days of appointment, the Dissolution Banker shall prepare a report setting forth the fully liquidated fair market value of the KO Portion and the CCBCC Portion, which shall be final and binding absent manifest error. If the value of the CCBCC Portion as so determined is not equal to the value of the KO Portion, then the Partners shall make appropriate adjustments or contributions to the Partnership or payments to each other so that the value returned to KO Sub and CCBCC Sub is equivalent.

20.4.   Procedures on Liquidation.

(a)       If the Partners so desire, in lieu of a division as provided in Section 20.3 hereof, the Partners may agree to seek to market by public or private sale all the outstanding Interests of the Partnership and/or the business or assets of the Partnership, as a whole, for the highest price. The acceptance of any offer of any third party in this auction procedure shall first be subject to and conditioned upon the prior approval of the Executive Committee.

(b)       If the Partners have been unable to arrange a dissolution under Section 20.3 or a contract of sale satisfactory to both Partners on or prior to the first anniversary of the date of the Dissolving Event, any Partner may petition the American Arbitration Association for the appointment of a liquidator who shall be fully empowered to act for the Partnership and each Partner in order to dispose of and liquidate the Interests or the assets of the Partnership. Each Partner will cooperate fully with such liquidator.

20.5.   Distribution of Assets. Any proceeds derived from the sale of the Partnership’s assets, together with all Partnership assets which are not sold, shall be applied and distributed in the following manner and in the following order of priority:

(a)       To the payment of the debts and liabilities of the Partnership and to the expenses of liquidation in the order of priority as provided by law, and to the establishment of any reserves which the Executive Committee deems necessary for any contingent or unforeseen liabilities or obligations of the Partnership; then to

(b)       The repayment of any liabilities or debts, other than Capital Accounts, of the Partnership to any of the Partners; then to

(c)       To each Partner in proportion to and to the extent of their respective positive Capital Account balances after the

Capital Accounts of the Partners have been adjusted for the allocation of net profit and net loss under Section 9 and such other adjustments as may be required under Code regulation 1.704-1(b)(2)(iv).

(d)       The Partners in proportion to their Interests in the Partnership.

20.6.   Date of Dissolution. The Partnership shall terminate and dissolve when all property owned by the Partnership shall have been disposed of in accordance with Sections 20.3 or 20.4, as the case may be. The establishment of any reserves in accordance with the provisions of Section 20.5 above shall not have the effect of extending the term of the Partnership, but any such reserve shall be distributed in the manner provided in such Section upon expiration of the period of such reserve.

20.7. Tax Consequences. Upon a dissolution, liquidation or distribution under this Section 20, the Partners agree to consider the overall tax consequences when choosing the method of unwinding the Partnership.

Section 21.    Representations and Warranties; Indemnification.

21.1. Representations and Warranties of CCBCC Sub. CCBCC Sub represents and warrants to KO Sub as follows:

(a)       Each of Affiliated and Ventures is a corporation validly existing under the laws of the State of Delaware and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder. Fayetteville is a corporation validly existing under the laws of the State of North Carolina and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder. Palmetto is a corporation validly existing under the laws of the State of South Carolina and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)       This Agreement has been duly authorized by all necessary corporate action of Affiliated, Fayetteville, Palmetto, Ventures and CCBCC, has been executed by duly authorized representatives of Affiliated, Fayetteville, Palmetto and Ventures and constitutes the legal, valid and binding obligation of Affiliated, Fayetteville, Palmetto and Ventures, enforceable in accordance with its terms.

(c)       Except as set forth in Schedule 21.1(c), the execution, delivery and performance of this Agreement by Affiliated, Fayetteville, Palmetto and Ventures does not violate any provisions of

(i)       the certificate of incorporation or bylaws of Affiliated, Fayetteville, Palmetto, Ventures or CCBCC,

(ii)      any material contract or instrument to which Affiliated, Fayetteville, Palmetto, Ventures or CCBCC is a party or by which it or any of its assets is bound, or

(iii)     any law, decree, regulation or order of any governmental authority to which Affiliated, Fayetteville, Palmetto, Ventures or CCBCC or any of their respective assets is subject.

(d)       [Intentionally deleted]

(e)       Affiliated, Fayetteville and Palmetto each has all right, title and interest in and to the Affiliated Contributed Assets, the Fayetteville Contributed Assets and the Palmetto Contributed Assets, respectively. The CCBCC Contributed Assets are in good condition (ordinary wear and tear excepted) and are not subject to any liens, security interests, taxes, charges, claims, liens or other encumbrances of any nature whatsoever, except for (i) liens for taxes not yet due and payable and (ii) permitted title exceptions reflected on title insurance binders issued to the Partnership (collectively, the “Permitted Liens”). Upon transfer of the CCBCC Contributed Assets to the Partnership, the Partnership will have all right, title and interest in the CCBCC Contributed Assets, free and clear of any liens, security interests, taxes, charges, claims, liens or other encumbrances of any nature whatsoever, except for the Permitted Liens. The CCBCC Contributed Assets and assets leased under the contracts listed in Schedule 21.1(e) hereto represent all the assets used in and necessary to the businesses currently operated using the CCBCC Contributed Assets, other than assets owned by CCBCC which will be used in connection with the future operations of the CCBCC Contributed Assets pursuant to the Management Agreement. The contracts listed on Schedule 21.1(e) are hereby assigned to the Partnership, and the Partners shall cause the Partnership to assume, the rights and obligations under such contracts.

(f)       Except as set forth in Schedule 21.1(f): (i) no assignment of the CCBCC Prior Purchase Agreements or any rights thereunder has been made by CCBCC or Sunbelt or any of their Affiliates; (ii) neither CCBCC nor Sunbelt nor any of their Affiliates has done any act or failed to do any act which will restrict CCBCC or Sunbelt or any of their Affiliates in acting under any provision of the CCBCC Prior Purchase Agreements; (iii) CCBCC does not know of any breach or default or any state of facts which would, with the giving of notice or the passage of time or both, constitute a breach or default of any CCBCC Prior Purchase Agreement by CCBCC or Sunbelt or any other party thereto or which could give rise to any claim under the CCBCC Prior Purchase Agreements; (iv) the CCBCC Prior Purchase Agreements have not been amended, modified or discharged, nor has CCBCC or Sunbelt or any of their Affiliates waived any material right thereunder, other than written waivers which have been disclosed by CCBCC Sub to KO Sub; and (vi) neither CCBCC nor Sunbelt or any of their Affiliates has given any notice of any claim or currently intends to give notice of any claim under any CCBCC Prior Purchase Agreement. CCBCC Sub has provided true and complete copies of all amendments to the CCBCC Prior Purchase Agreements and any correspondence relating to any amendments of, or actual or contemplated claims under, the CCBCC Prior Purchase Agreements.

(g)       To the Knowledge of CCBCC, except as set forth on Schedule 21.1(g), all of the representations and warranties of the sellers set forth in the CCBCC Prior Purchase Agreements relating to the CCBCC Contributed Assets were true and accurate as of the respective dates made. To the Knowledge of CCBCC, except as set forth on Schedule 21.1(g) hereto, with respect to those representations and warranties in the CCBCC Prior Purchase Agreements which survive through the date hereof or on the disclosure schedules to the CCBCC Prior Purchase Agreements, all of such representations and warranties are true and accurate in all material respects as of the date hereof.

(h)       Except as set forth on Schedule 21.1(h) hereof, since December 19, 1991 (being the date of CCBCC’s acquisition of Sunbelt), the businesses conducted with the CCBCC Contributed Assets (the “CCBCC Contributed Business”) have been conducted only in the ordinary course, and neither CCBCC has, nor any CCBCC Affiliate has, to the Knowledge of CCBCC, with respect to the CCBCC Contributed Business:

(i)       suffered any damage or destruction materially and adversely affecting the CCBCC Contributed Business or the CCBCC Contributed Assets;

(ii)      organized any subsidiary, acquired any capital stock or other equity securities of any corporation, or acquired any equity or other ownership interest in any business;

(iii)     suffered any material adverse change in its assets, liabilities, financial condition, or relationships with any material suppliers or customers;

(iv)     incurred any material liability or obligation (absolute, accrued, contingent or otherwise) not incurred in the ordinary course of business consistent with past practice;

(v)      incurred, assumed or guaranteed any obligations or liability for borrowed money, or exchanged, refunded, or renewed any outstanding indebtedness in such a manner as to reduce the principal amount of such indebtedness or increase the interest rate or balance outstanding, excluding borrowings by CCBCC for general corporate purposes;

(vi)     permitted any of its assets to be subjected to any security interest, lien, claim or other encumbrance;

(vii)    intentionally waived any material claims or rights;

(viii)   sold, transferred or otherwise disposed of any of its assets, except (A) in the ordinary course of business consistent with past practice or (B) as such transactions are reflected in the 1992 year end balance sheet prepared for the CCBCC Contributed Assets;

(ix)     entered into any material commitment or transaction, other than in the ordinary course of business;

(x)      instituted or been named as a defendant in any litigation or other legal proceeding in which the amount sought as damages exceeded $50,000 or become subject to any order, judgment or consent decree, which is currently pending or remains outstanding;

(xi)     violated any applicable local, state or federal law, ordinance, regulation, and/or decree (including, without limitation, any antitrust or environmental laws) or received any notice alleging any violation of any such law, ordinance, regulation and/or decree which could have any material adverse effect on the Acquired Business;

(xii)    breached any material contract or become aware of any breach of a material contract by any third party; or

(xiii)   agreed in writing, or otherwise, to take any action described in this Section.

(i)        The CCBCC Contributed Assets do not manufacture any noncarbonated, ready to serve, naturally or artificially flavored fruit drinks, fruit punches or fruit ades which contain fifty percent (50%) or less fruit juice and are customarily sold under refrigeration to consumers.

(j)        The employees currently operating the businesses of the CCBCC Contributed Assets currently receive the same levels of compensation and benefits as are customary for other similarly situated employees of CCBCC and its Affiliates, taking into account regional variances.

21.2.   Representations and Warranties of KO Sub.   KO Sub represents and warrants to CCBCC Sub as follows:

(a)       KO Sub is a corporation duly organized and validly existing under the laws of the State of Delaware and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)       This Agreement has been duly authorized by all necessary corporate action of KO Sub, has been executed by a duly authorized representative of KO Sub and constitutes the legal, valid and binding obligation of KO Sub, enforceable in accordance with its terms.

(c)       The execution, delivery and performance of this Agreement by KO Sub do not violate any provisions of

(i)        the certificate of incorporation or bylaws of KO Sub or KO;

(ii)       any contract or instrument to which KO Sub or KO is a party or by which it or any of its assets is bound, or

(iii)     any law, decree, regulation or order of any governmental authority to which KO Sub or KO or any of their respective assets is subject.

21.3.   Indemnification.     (a) CCBCC Sub agrees to reimburse, defend, indemnify and hold KO, KO Sub and the Partnership harmless from and against any and all Losses suffered or incurred by KO, KO Sub or the Partnership or any of their directors, officers or Affiliates arising out of or resulting from, or with respect to:

(i)       any breach or inaccuracy of any representation or warranty of CCBCC Sub, or any breach or noncompliance with any covenant or agreement of Affiliated, Fayetteville, Palmetto or Ventures contained in this Agreement;

(ii)      except for the liabilities listed on Schedule 21.3(a) hereto which are hereby assigned to and assumed by the Partnership, any liability or obligation of any kind, whether accrued, contingent or otherwise, arising out of, resulting from, or relating to the ownership of the CCBCC Contributed Assets or the operation of the CCBCC Contributed Business prior to the date hereof; and

(iii)     any breach or inaccuracy of any representation or warranty of the sellers of any part of the CCBCC Contributed Assets pursuant to any CCBCC Prior

Purchase Agreement, regardless of whether CCBCC or CCBCC Sub has any knowledge of such breach or inaccuracy.

(b)       KO Sub agrees to reimburse, defend, indemnify and hold CCBCC, CCBCC Sub and the Partnership harmless from and against any Losses incurred by CCBCC, CCBCC Sub or the Partnership and any of their directors, officers or Affiliates arising out of or resulting from, or with respect to, any breach or inaccuracy of any representation or warranty of KO Sub, or any breach or noncompliance with any covenant or agreement of KO Sub contained in this Agreement.

(c)       KO Sub and CCBCC Sub agree to cause the Partnership to reimburse, defend, indemnify and hold any seller of assets or stock under the Purchase Agreements harmless from and against any Losses for which such seller is indemnified under the applicable Purchase Agreement.

21.4    Limitations on Indemnification.

(a)       None of KO, KO Sub or the Partnership shall make any claim for indemnification against CCBCC Sub with respect to New Losses unless the aggregate amount for all claims with respect to New Losses would exceed, in the aggregate, one percent (1%) of the Final Purchase Price for the CCBCC Contributed Assets, and then only to the extent of such excess. In calculating the amount of any claim hereunder, the amount of Loss for such claim shall be calculated after giving effect to the reserves or accruals (if any) established on the Closing Balance Sheet (if any) for the CCBCC Contributed Assets.

(b)       As used in this Agreement, a “New Loss” shall mean any Loss for which the Partnership is indemnified by CCBCC Sub under Section 21.3(a)(i) or (ii), but shall exclude any Loss for which the Partnership is indemnified under Section 21.3(a)(iii).

(c)       The representations and warranties herein with respect to New Losses shall survive for a period of one year following the Closing Date.

(d)       With respect to Losses other than New Losses, the liability of CCBCC, CCBCC Sub, and any Affiliate of CCBCC under this Agreement to the Partnership shall not exceed for any particular claim or in the aggregate the respective amounts (if any) actually received by CCBCC and/or Sunbelt and their Affiliates pursuant to any indemnification claim under the CCBCC Prior Purchase Agreements. CCBCC Sub shall cause each of CCBCC and each of its Affiliates to use its good faith efforts to enforce its rights of indemnification under the CCBCC Prior Purchase Agreements.

21.5    Mechanics of Indemnification.

(a)       In the event of any Loss, the Partners shall evaluate (in cooperation with Sunbelt and CCBCC Sub) whether indemnification with respect to such Loss is available under the CCBCC Prior Purchase Agreements. If the Partnership determines that such indemnification may be available, the Partners shall cause the Partnership to notify CCBCC and Sunbelt. The Partners shall use good faith efforts to cause the Partnership to notify CCBCC and Sunbelt of any such Loss within the period for which an indemnification claim can be made under the appropriate CCBCC Prior Purchase Agreement. Upon the receipt of such notice, CCBCC or Sunbelt shall promptly notify the sellers under the applicable CCBCC Prior Purchase Agreement of the Loss or claim and shall make a claim of indemnification with respect to such Loss or claim against the sellers under such CCBCC Prior Purchase Agreement. Upon the request of either Partner, CCBCC will negotiate with the sellers under such CCBCC Prior Purchase Agreement for such indemnification, provided that both Partners shall have the right to participate fully in such negotiations and provided further that CCBCC shall not settle the claim without the approval of all the members of the Executive Committee, which shall not be unreasonably delayed or withheld. If it is necessary or appropriate, in the reasonable judgment of the Executive Committee, for CCBCC or Sunbelt to bring an action against the sellers under such CCBCC Prior Purchase Agreement to enforce the right to indemnification contained in such CCBCC Prior Purchase Agreement, then CCBCC or Sunbelt, as the case may be, shall institute such action as soon as practicable following any request of the Executive Committee with counsel selected by CCBCC and approved by the Executive Committee. Such counsel shall operate pursuant to the joint instructions of CCBCC and the Executive Committee. The Partners will cause the Partnership to reimburse, defend, indemnify and hold CCBCC and Sunbelt harmless from and against any Losses or claims suffered by CCBCC or Sunbelt as a result of the institution of such action, including the cost associated with any counterclaim.

(b)        Each Partner shall be notified of, and have the right to participate in, any such action instituted by CCBCC or Sunbelt. The Partners will cause the Partnership to pay the costs of CCBCC and Sunbelt in connection with any such action promptly following receipt of invoices and other reasonable documentation of such costs.

21.6    Method of Asserting Claims. All claims by the Partnership against CCBCC, CCBCC Sub or Sunbelt for Losses shall be asserted and resolved as follows:

(a)       if the Partnership has a claim for Loss that does not involve a claim or demand being asserted against or sought to be collected from the Partnership by a third party, the Partnership shall promptly notify CCBCC Sub of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof (which estimate shall not be conclusive of the final amount of such claim and demand) to the extent then feasible (the “Claim Notice”). If CCBCC Sub does not notify the Partnership within 60 days from the receipt of the Claim Notice that it disputes such claim, the amount of such claim shall be conclusively deemed a Loss; and

(b)       nothing herein shall be deemed to prevent the Partnership from making a claim for an indemnifiable Loss hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Partnership has reasonable grounds to believe that such claim or demand may be made.

21.7    Conditions of Indemnification with Respect to Third Party Claims. The obligations and liabilities of CCBCC Sub with respect to Third Party claims against the Partnership which are subject to indemnification hereunder shall be subject to the following terms and conditions:

(a)       The Partnership will give CCBCC Sub prompt notice of such claim, and CCBCC Sub, or an Affiliate of CCBCC, as the case may be, will assume the defense thereof by representatives chosen by it, provided, however, that the Partnership or any Partner shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

(b)       if CCBCC Sub, within a reasonable time after notice of any such claim, fails to assume the defense thereof, the Partnership shall (upon further notice to CCBCC Sub) have the right to undertake the defense, compromise or settlement or such claim on behalf of, for the account and risk of, and at the expense of CCBCC Sub, subject to the right of CCBCC Sub to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof; and

(c)       The Partnership shall provide CCBCC Sub with such assistance (without charge) as may reasonably be requested by CCBCC Sub or such Affiliate of CCBCC in connection with any indemnification or defense provided for herein, including, with limitation, providing the indemnifying party with such information, documents and records and reasonable access to the services of and consultations with such personnel of the Partnership as the indemnifying party shall deem necessary (provided that such access shall not unreasonably interfere with the performance of the duties performed by or responsibilities of such personnel).

Section 22.    Confidentiality.

22.1.   Confidentiality. The Partners acknowledge that each of them may be required to disclose Confidential Information to governmental agencies or authorities by law, upon the advice of counsel, and each shall endeavor to limit disclosure to that purpose. Each Partner will give the other prior written notice of any disclosure pursuant to this paragraph, which notice shall specify the substance of any such disclosure.

22.2    Identification. Each party hereto will take appropriate steps to enable the other party hereto to identify the information that should be protected as Confidential Information. Accordingly, each party shall legend or otherwise designate as proprietary any material furnished to the other party if any Confidential Information is included. In addition, any information involving Confidential Information that is imparted orally shall be identified as proprietary.

22.3    Acknowledgment of Confidential Information. Each party receiving Confidential Information (the “Receiving Party”) recognizes and acknowledges (a) that Confidential Information of the other party may be commercially valuable proprietary products of such party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such party a commercial advantage over its competitors; (b) that the loss of this competitive advantage due to unauthorized disclosure or use of Confidential Information of such party may cause great injury and harm to such party; and (c) that the restrictions imposed upon the parties under this Agreement are necessary to protect the secrecy of Confidential Information and to prevent the occurrence of such injury and harm.

22.4    Nondisclosure. Each Receiving Party agrees that it will not, without the prior written consent of the party from whom such Confidential Information was obtained (the “Disclosing Party”), disclose, divulge or permit any unauthorized person to obtain any Confidential Information disclosed by the Disclosing Party (whether or not such Confidential Information is in written or tangible form) for as long as the pertinent information or data remain Confidential Information. The Receiving Party hereby agrees to indemnify and hold harmless the Disclosing Party from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) arising from any such unauthorized disclosure by the Receiving Party or its personnel. The Receiving Party agrees that it will use any Confidential Information disclosed by the Disclosing Party hereunder (whether or not such Confidential Information is in written or tangible form) only for purposes of the business of the Partnership as contemplated by the Partnership Agreement, for as long as the pertinent information or data remain Confidential Information. The Receiving Party hereby agrees to indemnify, defend and hold harmless the Disclosing Party from and against any Loss arising from any such unauthorized disclosure by the Receiving Party or its personnel.

22.5    Security. To protect the Confidential Information of the parties, each party shall adopt basic security measures of the kind commonly observed in industries in the United States of America that rely extensively on proprietary information. Security measures, to the extent appropriate, shall include physical security measures, restrictions on access by unauthorized personnel, use of confidentiality agreements with personnel, legending, systematic segregation, and appropriate record retention systems.

22.6    Competitively Sensitive Information. Notwithstanding the foregoing, in providing information hereunder, each party hereto will take care, and will ensure that its respective representatives take care, to avoid the overbroad disclosure of competitively sensitive financial, operating or similar data, if any, as to which disclosure would have adverse consequences under applicable laws, including federal and state antitrust laws. Appropriate procedures will be followed by the Partnership and the Partners to limit the disclosure of competitively sensitive data, if any.

22.7.   Obligations of Partnership. The Partners agree that the provisions of this Section 22 shall apply to the Partnership and agree to cause the Partnership to comply with the provisions of this Section 22.

Section 23.    Indemnification; Contribution.

23.1.   Limitation on Liability of Partners. Neither a Partner nor any shareholder, officer, director, employee, agent or affiliate of such Partner shall be liable or accountable in damages or otherwise to the Partnership or to any other person for any error in judgment or any mistake of fact or law or for anything that such Partner, shareholder, officer, director, employee, agent or affiliate may do or refrain from doing hereafter, whether in its capacity as a Partner, as a member of the Executive Committee or the Finance Committee or any subcommittee thereof, as an officer of the Partnership or otherwise, for and on behalf of the Partnership and in furtherance of the Partnership’s business, except in the case of its or his willful misconduct or bad faith in performing or failing to perform its or his duties hereunder.

23.2.   Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify each Partner and its shareholders, officers, directors, employees, agents and affiliates from and against any and all Losses that may be imposed upon, incurred by, or asserted against such Partner, shareholder, officer, director, employee, agent or affiliate in any way relating to or arising out of any action or inaction on the part of the Partnership or such Partner, shareholder, officer, director, employee, agent or affiliate, whether in its or his capacity as a Partner, as a member of the Executive

Committee or the Finance Committee or any subcommittee thereof, as an officer of the Partnership or otherwise, for and on behalf of the Partnership and in furtherance of the Partnership’s business; provided, however, that such Partner, shareholder, officer, director, employee, agent or affiliate reasonably believed that its or his action or omission was in the best interests of the Partnership and, in addition, with respect to any criminal action or proceeding, had no reasonable cause to believe that its or his conduct was unlawful.

23.3.   Contribution. If any Partner is required to pay any liability or obligation of the Partnership as a result of its status as a general partner of the Partnership, the other Partner shall pay to such Partner upon demand an amount equal to the other Partner’s pro rata share of such liability or obligation based on the other Partner’s percentage Interest in the Partnership, unless such liability or obligation was caused by the paying Partner acting in breach of its obligations hereunder.

Section 24.    Dispute Resolution.

24.1.   Attempts to Resolve. All disputes and differences which may arise out of or in connection with or with respect to this Agreement will be settled as far as possible by means of negotiations between the members of the Executive Committee. Any such dispute which cannot be resolved by the Executive Committee after two meetings of the Executive Committee may be referred by any member of the Executive Committee to KO’s Chief Executive Officer and CCBCC’s Chief Executive Officer for resolution. If said senior executive officers of the Partners are unable to resolve such matter within sixty (60) days of such referral, then either party may submit the dispute to arbitration in accordance with Section 24.2 of this Agreement for a binding resolution thereof.

24.2.   Arbitration. Except as provided in Section 24.5 hereof, any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof which cannot be resolved by the parties pursuant to Section 24.1 hereof shall be settled by arbitration in accordance with the Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement (the “Rules”) as modified in this Article. The arbitration shall be held in Atlanta, Georgia.

There shall be three arbitrators of whom each party shall select one within 15 days following respondent’s receipt of claimant’s notice of arbitration and statement of claim. The two party-appointed arbitrators shall select a third arbitrator to serve as presiding arbitrator within 15 days of the appointment of the second arbitrator; provided, however, that in no event shall such arbitrators be residents of or maintain a place of business in the Atlanta, Georgia, Charlotte, North

Carolina or Chattanooga, Tennessee Standard Metropolitan Statistical Areas. The appointing authority shall be the Atlanta Office of the American Arbitration Association.

24.3    Claims and Judgment. Within 20 days of the respondent’s receipt of the claimant’s notice of arbitration and statement of claim, the respondent shall serve the claimant with its statement of defense and any counterclaims. Within 20 days of claimant’s receipt of the respondent’s statement of defense and counterclaims, the claimant shall serve its statement of defense to any counterclaims or set-offs asserted by the respondent. The tribunal shall permit and facilitate such prehearing discovery and exchange of documents and information to which the parties in writing agree or which it determines is relevant to the dispute between the parties as is appropriate taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. All discovery shall be completed within 45 days from the date on which the respondent communicates its statement of defense and counterclaims, if any, to the claimant. The hearing shall be held no later than 90 days following the selection of the presiding arbitrator. Any arbitration award shall be rendered in U.S. dollars, with appropriate interest as determined by the tribunal. Judgment on any award shall be entered in any court having jurisdiction thereof.

24.4.   Submission to Jurisdiction. For purposes of disputes arising under this Agreement, the parties hereto submit themselves to the jurisdiction of the state and federal courts located in Atlanta, Georgia or Charlotte, North Carolina with respect to the enforcement of any arbitration award, provided however, that nothing contained herein shall be deemed a waiver by either party of any right it may have to (i) remove a cause of action brought in state court to a federal court or (ii) petition a court for a change of venue to or from Atlanta, Georgia or Charlotte, North Carolina. Each of the parties hereby consents to the service of process by registered mail at its address set forth below and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, 201-208.

24.5.   Right to Additional Remedies. Notwithstanding anything to the contrary in this Article, in the event any intellectual property (including Confidential Information) is used in violation of the terms of this Agreement, each party shall be entitled, in addition to the remedy of arbitration set forth herein, to apply immediately to any court of competent jurisdiction for immediate injunctive relief. Each party hereby submits itself to the jurisdiction of the state and federal courts located in Atlanta, Georgia for any such relief or for the enforcement of any arbitration award against such party.

Section 25.    Miscellaneous.

25.1.   Further Assurances. Each Partner and the Partnership will execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement and to carry on the business of the Partnership.

25.2.   Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other Person shall be in writing and delivered personally or by mail or any express mail service to the addresses set forth below.

(a)   If to KO Sub:

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Attention: Chief Financial Officer
Telecopy No.: (404) 676-6275

with a copy to:

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Attention: General Counsel
Telecopy No.: (404) 676-6209

(b)   If to Affiliated, Fayetteville, Palmetto
or Ventures:

Coca-Cola Bottling Co. Consolidated
1900 Rexford Road
Charlotte, North Carolina 28211
Attention: Chief Financial Officer
Telecopy No.: (704) 551-4451

with a copy to:

Witt, Gaither & Whitaker
1100 American National Bank Building
Chattanooga, Tennessee 37402
Attention: Ralph M. Killebrew, Jr., Esq.
Telecopy No.: (615) 266-4138

or to such other address or number for a party as shall be specified by like notice. The parties shall use reasonable efforts to cause all notices to also be sent by telecopy transmission to the telecopy numbers set forth above or such other numbers as shall be given by notice to the other parties hereto. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

25.3.   Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or otherwise describe the scope or intent of the sections of this Agreement.

25.4.   Bindinq Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Partners and their successors and permitted assigns. Except as provided in Section 16, no Partner shall assign or transfer any right or obligation hereunder whether by operation of law or otherwise without the prior written consent of the other Partners. Any such attempted assignment or transfer in violation of this Section 25.4 shall be void and without legal effect. Notwithstanding the foregoing, KO Sub shall have the right to assign all or any of its rights and obligations hereunder to any wholly owned subsidiary of KO, and CCBCC Sub shall have the right to assign all or any of its rights and obligations hereunder to any wholly owned subsidiary of CCBCC, in each case as provided in Section 16.3.

25.5    Entire Agreement, No License, Amendments.

(a)       This Agreement, together with the Exhibits hereto and the DAA Agreement, constitutes the entire understanding of the Partners with respect to the subject matter hereof and supersedes all prior negotiations and understandings between them, whether written or oral; provided, however, that nothing contained in this Agreement affects, supersedes or amends the Bottling Agreements with KO or any other agreement with KO executed or delivered in connection herewith.

(b)       Nothing contained herein shall be deemed or construed to create an express or implied grant or right of license by KO in favor of the Partnership or CCBCC.

(c)       No amendment to this Agreement shall be effective unless it is in writing and executed by the Partners.

25.6.   Severability. If any one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; provided, however, that in such case the Partners agree to use their best efforts to achieve the purpose of the invalid provision by a new legally valid provision.

25.7.   No Waiver. No failure or delay on the part of any Partner in the exercise of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

25.8.   Necessary Measures. The Partners shall in a timely manner and as required from time to time take all such actions as may be necessary or appropriate to cause the Partnership to implement the transactions contemplated by this Agreement and to ensure that the Partnership takes all such actions as may be necessary to give full effect to the provisions of this Agreement, to cause the Partnership to comply with applicable law, and to abstain from taking any actions which would contravene the intent of the provisions of this Agreement.

25.9.   Counterparts. This Agreement may be executed in counterparts.

25.10. Waiver of Partition. The Partners hereby irrevocably waive during the term of this Agreement any right to maintain any action for partition with respect to any property now or hereafter subject to this Agreement.

25.11. Governinq Law; Construction. This Agreement shall be construed in accordance with and governed by the laws of, the State of Delaware, without giving effect to the principles of conflicts of law thereof. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or any governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

25.12. Public Announcements. The Partners agree that they will not, and will cause the Partnership not to, make any public announcement about the transactions contemplated by this Agreement unless and until both parties agree to the content and manner of dissemination of such public announcement. If counsel for either party advises such party that disclosure is required under applicable securities laws or rules of any stock exchange or by any court with the required jurisdiction, then such other party shall promptly notify the other in order to permit the other to obtain an appropriate protective order or to otherwise limit disclosure. Any disclosure made pursuant to the preceding sentence shall be limited to the specific disclosure required by applicable laws and rules. Any party making disclosure hereunder shall also provide a copy of such disclosure to the other party.

25.13. Third Party Beneficiaries. No provision of this Agreement shall be construed to create any rights or benefits in any person, other than the Partners, and their respective successors and assigns, except as provided in Section 21 hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Partnership Agreement as of the date and year first written above.

CAROLINA COCA-COLA BOTTLING INVESTMENTS, INC.
By:	/s/ TIMOTHY J. DOYLE

Timothy J. Doyle, Vice President
COCA-COLA VENTURES, INC.
By:	/s/ DAVID V. SINGER

David V. Singer, Vice President
COCA-COLA BOTTLING CO. AFFILIATED, INC.
By:	/s/ DAVID V. SINGER

David V. Singer, Vice President
FAYETTEVILLE COCA-COLA BOTTLING COMPANY
By:	/s/ DAVID V. SINGER

David V. Singer, Vice President
PALMETTO BOTTLING COMPANY
By:	/s/ DAVID V. SINGER

David V. Singer, Vice President

SCHEDULES AND EXHIBITS

NOT FILED WITH THIS REPORT

Exhibit 11.1(d)	- Executive Committee Actions

Exhibit 11.5(a)	- 1993 Annual Business Plan

Schedule 7.1(b)-1	- Palmetto Contributed Assets

Schedule 7.1(b)-2	- Affiliated Contributed Assets

Schedule 7.1(b)-3	- Fayetteville Contributed Assets

Schedule 21.1(c)	- Violations of Contracts, etc.

Schedule 21.1(e)	- Assigned Contracts

Schedule 21.1(f)	- Actions under CCBCC Prior Purchase Agreements

Schedule 21.1(g)	- Bringdown of CCBCC Prior Purchase Agreements

Schedule 21.1(h)	- Actions Since December 19, 1991

Schedule 21.3(a)	- Assumed Liabilities